Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 8, 2014 - Gap Inc. (NYSE: GPS) today reported that September 2014 net sales were up 1 percent compared with last year. Net sales for the five-week period ended October 4, 2014 were $1.48 billion compared with net sales of $1.46 billion for the five-week period ended October 5, 2013.

“September proved to be more challenging than we expected,” said Glenn Murphy, chairman and chief executive officer, Gap Inc. “While Old Navy and Banana Republic are performing well, we are working aggressively to ensure our entire portfolio of brands delivers to its potential.”

September Comparable Sales Results
Gap Inc.’s comparable sales for September 2014 were flat versus a 3 percent decrease last year. Comparable sales by global brand for September 2014 were as follows:

•Gap Global: negative 3 percent versus negative 3 percent last year

•Banana Republic Global: positive 2 percent versus negative 5 percent last year

•Old Navy Global: positive 1 percent versus negative 2 percent last year

The company noted that it expects gross margins for the third quarter of fiscal year 2014 to be moderately below the prior year driven by underperformance at Gap brand. In addition, after having leveraged operating expenses by 1 percentage point in the first half of fiscal year 2014, the company continues to manage expenses tightly. However, as noted during the company’s second quarter 2014 earnings call, there are a number of factors that make year-over-year expense comparisons more difficult in the second half of fiscal year 2014. As a result, the company expects third quarter fiscal year 2014 operating expenses to be approximately 8 percent above the third quarter of fiscal year 2013.

Additional insight into Gap Inc.’s sales performance is available by calling 1-800-GAP-NEWS (1-800-427-6397). International callers may call 706-902-4949. The recording will be available at approximately 1:00 p.m. Pacific Time on October 8, 2014 and available for replay until 1:00 p.m. Pacific Time on October 15, 2014.

October Sales
The company will report October sales on November 6, 2014.

Forward-Looking Statements
This press release and related sales recording contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements other than those that are purely historical are forward-looking statements. Words such as "expect," "anticipate," "believe," "estimate," "intend," "plan," "project," and similar expressions also identify forward-looking statements. Forward-looking statements include statements regarding:

•	gross margins for the third quarter of fiscal year 2014;

•	expenses for the third quarter and second half of fiscal year 2014; and

•	marketing expenses for the third quarter of fiscal year 2014.

Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause the company's actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, the following:

•	the risk that changes in global economic conditions or consumer spending patterns could adversely impact our results of operations;

•	the highly competitive nature of our business in the United States and internationally;

•	the risk that we or our franchisees will be unsuccessful in gauging apparel trends and changing consumer preferences;

•	the risk that if we are unable to manage our inventory effectively, our gross margins will be adversely affected;

•	the risks to our business, including our costs and supply chain, associated with global sourcing and manufacturing;

•	the risks to our reputation or operations associated with importing merchandise from foreign countries, including failure of our vendors to adhere to our Code of Vendor Conduct;

•	the risk that our franchisees’ operation of franchise stores is not directly within our control and could impair the value of our brands;

•	the risk that comparable sales and margins will experience fluctuations;

•	the risk that the failure to attract and retain key personnel could have an adverse impact on our results of operations;

•
the risk that we are subject to data or other security breaches that may result in increased costs, violations of law, significant legal and financial exposure, and a loss of confidence in our security measures, which could have an adverse effect on our results of operations and our reputation;

•
the risk that natural disasters, public health crises, political crises, or other catastrophic events could adversely affect our operations and financial results, or those of our franchisees or vendors; and

•	the risk that we will not be successful in defending various proceedings, lawsuits, disputes, claims, and audits.

Additional information regarding factors that could cause results to differ can be found in the company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014, as well as the company’s subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are based on information as of October 8, 2014. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

About Gap Inc.
Gap Inc. is a leading global retailer offering clothing, accessories, and personal care products for men, women, and children under the Gap, Banana Republic, Old Navy, Piperlime, Athleta, and Intermix brands. Fiscal year 2013 net sales were $16.1 billion. Gap Inc. products are available for purchase in more than 90 countries worldwide through about 3,200 company-operated stores, almost 400 franchise stores, and e-commerce sites. For more information, please visit www.gapinc.com.

Investor Relations Contact:
David Davick
(415) 427-2164
Investor_relations@gap.com

Media Relations Contact:
Kari Shellhorn
(415) 427-1805
Press@gap.com